EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into on the date set forth below by and between Nautilus, Inc., a Washington corporation (the "Company" or "Employer"), and Aina Konold ("Executive"). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1. Employment. Executive is being hired as Chief Financial Officer, effective December 10, 2019. Executive shall (a) devote her entire professional time, attention, and energies to her position, (b) use her best efforts to promote the interests of Employer; (c) perform faithfully and efficiently her responsibilities and duties, and (d) refrain from any endeavor outside of employment which interferes with her ability to perform her obligations hereunder. The Company understands that Executive may from time to time: (i) serve on the boards of for-profit companies or non-profit entities, provided that they do not engage in any business that competes with the Company and do not result in any potential conflict of interest, and provided further that Executive obtains the prior written approval of the Company's Board of Directors; and/or (ii) serve in various capacities for different non-profit, charitable endeavors. Any such board and/or non-profit charitable work that has the potential to interfere to any degree with Executive's services to the Company or where Executive shall be taking a visible role in the organization must be approved by the Board of Directors prior to Executive performing such services. Executive shall report to the Company's Chief Executive Officer, and perform her job duties subject to his general supervision, advice and direction. Executive shall perform the duties normally associated with the position of Chief Financial Officer and other such duties, consistent with the Chief Financial Officer role, as delegated and assigned by the Company's Chief Executive Officer.

Executive additionally agrees to abide by any pre-employment hiring procedures, the Company's Code of Business Conduct and Ethics, general employment guidelines or policies adopted by the Company such as those detailed in its handbook, as such guidelines or policies may be implemented and/or amended from time to time. In her capacity as a Company Officer, Executive shall (i) be covered by the Company's Director and Officer's insurance policy as it is then in effect, and (ii) have a right to indemnification protection from the Company in accordance with the Company's by-laws, in each case while employed and thereafter.

2. Salary. The Company shall pay Executive an initial annual base salary in the gross amount of Three Hundred Fifty Thousand Dollars ($350,000). Said salary shall be earned and paid in installments in accordance with the Company's existing payroll policies, and shall be subject to normal and/ or authorized deductions and withholdings. Executive shall be subject to an annual performance review by the Board of Directors who, in their discretion, may increase but not decrease Executive's annual base salary.

3. Short-Term Incentive/Bonus. Executive shall be eligible to receive an annual bonus targeted at sixty percent (60%) of Executive's base salary earned in the applicable year. The amount of such bonus (if any) is determined at the discretion of the Company and based on the achievement of Company performance objectives and individual performance goals established

by the Compensation Committee of the Board of Directors (the "Compensation Committee") in good faith consultation with Executive. The annual bonus shall be earned on the same basis as it is for other members of the Executive Team. Executive shall also be eligible to earn up to an additional 50% of Executive's target range if all performance objectives are exceeded, resulting in a potential maximum short-term incentive bonus amount of 90% of Executive's annual base salary. Additional information regarding this bonus program shall be available in the Short-Term Incentive Plan document. The Compensation Committee, in its sole discretion, shall determine whether Executive has earned a short-term incentive bonus and the amount of such bonus, and its determination shall be final and binding.

4. **Long-Term Incentive.** As an inducement grant and a material inducement for Executive to start Executive's employment with the Company, Executive shall be granted 200,000 restricted stock units that shall have terms substantially similar to the terms of the Company's 2015 Long Term Incentive Plan. One-third of these restricted stock units shall vest on each of the first three anniversaries of Executive's first date of employment with the Company, provided that Executive has continued in full-time employment until each applicable anniversary date. Under the terms of the grant document, these restricted stock units shall vest in full in the event of a Change in Control (as defined below). In addition, as an inducement grant and a material inducement for Executive to start Executive's employment with the Company, Executive shall be granted 160,000 restricted stock units that shall have terms substantially similar to the terms of the Company's 2015 Long Term Incentive Plan. One-third of these restricted stock units shall vest on each of the first three anniversaries of the vesting commencement date, which shall occur in May, 2020, provided that Executive has continued in full-time employment until each applicable anniversary date. Under the terms of the grant document, these restricted stock units shall vest in full in the event of a Change in Control (as defined below). Executive shall not be eligible for additional Long-Term Incentive grants in 2020, although after 2020, Executive shall be eligible for additional Long-Term Incentive grants in the discretion of the Compensation Committee at the same time as the other Company executives. For clarity, the vesting of any future equity shall be determined by the Compensation Committee and shall be consistent with the vesting schedule of equity granted to the Company's other C-level officers.

5. **Sign-On Bonus.** The Company shall pay Executive two signing bonuses in a total amount of $200,000, less applicable taxes, with the first bonus of $100,000 payable upon the first regular payroll date following Executive's first date of employment with the Company, and the second bonus of $100,000 payable on or about the six-month anniversary of Executive's first date of employment with the Company, provided that Executive has purchased or signed a lease on a residence in the Vancouver, Washington area as of such six-month anniversary date. Each bonus shall vest in 1/12 increments each month during the first twelve months of Executive's employment with the Company, with a vesting commencement date that is Executive's first date of employment with the Company. Should Executive resign from the Company without Good Reason (as defined below) or be terminated by the Company for Cause (as defined below) before Executive completes twelve (12) months of full-time employment with the Company, Executive shall repay a pro rata amount of Executive's after-tax portion of each paid bonus for any remaining time that Executive is no longer employed. For example, if Executive begins employment on January 1 and resigns without Good Reason on August 15th, Executive shall repay 5/12 of the after-tax value of each of the two signing bonuses to reflect the fact that Executive resigned 5 months before completing 12 months of employment with the Company.

6. Relocation Assistance. To assist with relocation to the Vancouver area, the Company shall pay to move Executive's household goods and automobiles from California to Vancouver in accordance with the Company's relocation policy. In addition, as part of the relocation package, the Company shall also provide Executive with temporary lodging for the first four months of employment with the Company, which shall include rent (apartment or extended stay) and the use of a car (if needed) when Executive is in Vancouver. Included with this are two house hunting trips for Executive and Executive's spouse and an additional six total tickets between Washington and California that Executive or Executive's spouse can use to commute to Washington within the first four months of employment with the Company before Executive relocates to Vancouver.

7. Expenses. The Company shall reimburse Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by her in the performance of her duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

8. Benefits. Executive shall be entitled to four (4) weeks of Paid Time Off annually in accordance with the Company's policies. Upon satisfaction of eligibility criteria, Executive shall be eligible to receive employee benefits, if any, generally provided to its employees by the Company, including, if provided, medical, dental, life insurance, and 401(k). Such benefits may be amended or discontinued by the Company at any time.

9. Termination. The parties acknowledge that Executive's employment with the Company is "at will" and may be terminated by either party with or without Cause (as defined below). No one other than the Company's Board of Directors has the power to change the at-will character of the employment relationship. Executive's employment with the Company shall end on the earlier of (i) Executive's death or Disability; (ii) Executive's resignation with or without Good Reason; and (iii) termination by the Company with or without Cause. As discussed below, however, the various possible ways in which Executive's employment with the Company may be terminated shall determine the payments that may be due to Executive under this Agreement. As used in this Agreement, the terms below have the following meanings:

(a) Cause. As used in this Agreement, Cause means (i) Executive's indictment or conviction in a court of law for any felony that in the Company's reasonable judgment makes Executive unfit for continued employment, prevents Executive from performing Executive's duties or other obligations or adversely affects the reputation of Employer if Executive remained in her position; (ii) dishonesty by Executive related to her employment that has a material adverse effect on the Company; (iii) violation of a key Company policy, this Agreement or the Business Protection Agreement by Executive (including, but not limited to, acts of harassment or discrimination, use of or being under the influence of unlawful drugs on the Company's premises or while performing duties on behalf of the Company) that has a material adverse effect on the Company; (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the Company's Chief Executive Officer), provided, however, conduct based on adherence to legal requirements (i.e. tax and securities laws) shall not constitute insubordination; (v) Executive's failure to perform minimum duties after warning and failure to correct to the Chief Executive Officer's reasonable satisfaction within thirty (30) days after written notice to Executive;

(vi) Executive's competition with the Company, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Executive's direct or indirect benefit and the Company's detriment; or (vii) intentional or grossly negligent conduct by Executive that is significantly injurious to the Company or its affiliates after warning and failure to correct to the Chief Executive Officer's reasonable satisfaction within thirty (30) days after written notice to Executive.

(b) **Good Reason.** As used in this Agreement, Good Reason means the occurrence, without the consent of Executive, of any one or more of the following: (i) demotion to a position other than Chief Financial Officer, provided that any such demotion (x) shall only constitute Good Reason during the ninety (90) day period following the date of such demotion (after which it shall be deemed waived by Executive if prior thereto Executive has not exercised the right to resign for Good Reason) and (y) shall only constitute Good Reason if Executive gives written notice to the Company of her intent to terminate this Agreement and the Company fails to remedy the same within thirty (30) days of after such notice; (ii) reduction of Executive's Base Salary or Target Bonus, except to the extent ratably consistent with reductions applied to the base salaries and/or target bonuses of all of the members of the Company's Executive Team; (iii) a material breach of this Agreement by Company; or (iv) a relocation of the Company's headquarters by more than 25 miles.

Prior to Executive's right to terminate employment for Good Reason, Executive shall give written notice to the Company of Executive's intention to terminate employment due to Good Reason. Such notice shall state the act or acts or the failure or failures to act that constitute the grounds on which Executive's Good Reason termination is based (the "Grounds") and such notice shall be given within ninety (90) days of the occurrence of the Grounds. The Company shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible, and upon such cure, Executive shall no longer be able to terminate employment for Good Reason based on such Grounds.

(c) **Disability.** As used in this Agreement, Disability means Executive's inability, due to illness, accident, or any other physical or mental incapacity, to perform the essential functions of her position, with or without reasonable accommodation, which inability lasts for not less than a period of ninety-one (91) days (or, if longer, the elimination period then in effect under the Company's long-term disability policy applicable to Executive) during her employment with the Company. The parties agree that due to the importance of Executive's position with the Company, either an indefinite leave or a leave of absence in excess of ninety-one (91) days within a twelve (12) month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this section is intended to violate any federal or state law regarding medical leave or disability law.

(d) **At-Will.** As used in this Agreement, at-will termination shall mean a termination by the Company where it does not seek to establish Cause or Disability or by Executive where she does not seek to establish Good Reason. If Executive exercises her right to terminate her employment as an at-will termination, the Executive agrees to provide the Company with sixty (60) days' prior written notice of the termination of her employment (Notice of Termination). After receiving such Notice from the Executive, the Company retains the right to accept Executive's resignation, and hence, terminate the employment relationship at an earlier date than

provided in the Executive's Notice of Termination and pay to the Executive her base salary for the remainder of the notice period. If the Company exercises its right to terminate Executive's employment without Cause, the Company shall provide Executive with fifteen (15) days' prior written notice of the termination of her employment (Notice of Termination). At the Company's discretion, Executive may be relieved of her duties and placed on paid administrative leave during any part of any notice period (whether notice is from Executive or from the Company) until the last day of her employment.

10. Payments Upon Termination.

(a) Upon termination of Executive's employment for any reason, Executive shall be entitled to (i) her salary accrued through the date of termination plus up to a maximum of two (2) weeks of accrued, unused PTO per Company policy; (ii) reimbursement of expenses properly incurred prior to the date of termination provided that Executive complies with the requirements of Section 7 in regards to submission of expenses; (iii) any fully earned, not yet paid bonus amounts attributable to a prior completed fiscal year; and (iv) any benefits payable upon termination of employment under any employee benefit plan or policy maintained by the Company (except for any severance plan or policy) (the "Accrued Benefits").

(b) Upon termination of Executive's employment under this Agreement by the Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Benefits, but in lieu of any further salary, bonus, or other payments for periods subsequent to the date of termination, the Company shall:

(i) Pay to the Executive severance equal to nine (9) months of her base salary in effect at the date of termination. Such severance payment shall be made according to the Company's normal payroll process spread out equally over the severance period of nine (9) months, commencing on the Company's first regular payroll date following the effective date of the Separation and Release Agreement described in Section 10(d) of this Agreement.

(ii) Continue, at its cost, the Company portion of the current medical and dental coverage elected by Executive as of the date of termination for the duration of the severance period. Executive shall be required to sign up and elect COBRA benefits in order to be eligible for continued coverage under this Agreement and to pay any employee portion of the coverage.

(c) If the Company terminates the Executive's employment due to death, Disability, or for Cause or if the Executive terminates her employment without Good Reason, then the Company shall have no further payment obligations to Executive other than the Accrued Benefits.

(d) The severance benefits outlined in Section 10(b) shall not be owed and/or shall immediately cease if the Executive violates this Agreement, the Business Protection Agreement and/or fails to sign an effective Separation and Release Agreement in substantially the same form as in Exhibit A and the Company shall be immediately relieved from its payment obligations under this Section and shall be entitled to recover any amounts paid under this Section.

11. Change in Control. In the event that a Change in Control (as defined below) of the Company closes (a) within ninety (90) days following a termination of Executive's employment by the Company for a reason other than (i) Cause, (ii) death or (iii) Disability or (b) during Executive's employment with the Company and Executive remains an employee of the Company at the time that the Change in Control closes, the vesting of Executive's restricted stock units that are described in Section 4 shall be accelerated, such that one hundred percent (100%) of such unvested restricted stock units shall become vested, immediately prior to the closing of the Change in Control.

For purposes of this Agreement, Change in Control means either: (1) the sale, liquidation or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; (iii) any person or entity, including any "person" as such term is used in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" as defined in the Exchange Act, of shares of the Company's Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company; or (iv) the election of a majority of Directors to the Board of Directors who are nominated by any person or entity other than the Board of Directors in existence as of the date of this Agreement.

In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, the restricted stock units referenced in this Agreement shall be subject to adjustment by the Plan Administrator.

12. Return of Documents. Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Executive by the Company or used on the Company's behalf, or generated or obtained during the course of her employment shall remain the property of the Company. Upon termination of her employment or at any other time upon the Company's request, Executive agrees to return all documents and property belonging to the Company in her possession including, but not limited to, customer lists, contractors, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written. electronic or other form. In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in her possession, remain under her control, or have been transferred to any third person by her.

13. Confidential Information/Non-Competition. By virtue of her employment, Executive shall have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Executive hereby agrees to enter into a Business Protection Agreement with the Company concurrent with her entry into this Agreement.

14. Separation and Release Agreement. As a precondition to receipt of the severance provided in Section 10 of this Agreement, Executive acknowledges and understands that she must sign a Separation and Release Agreement. Such Agreement shall be substantially similar to

the Agreement attached as Exhibit A. Executive understands that she shall not be entitled to receive any severance payments under this Agreement until she executes and delivers the Separation and Release Agreement, and the revocation period set forth in the Separation and Release Agreement has expired and the Separation and Release Agreement has become effective.

15. Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Executive. Executive shall not assign this Agreement or any rights hereunder without the express written consent of the Company which may be withheld with or without reason. This Agreement shall bind and benefit any successor of the Company, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

16. Beneficiary. In the event of Executive's death after terminating employment and before all payments and benefits otherwise due to Executive had been paid to her (had she not died), such amounts will be paid to Executive's designated beneficiary (per a written designation signed by Executive and received by the Company prior to the Executive's death).

17. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission; (ii) upon affirmative confirmation of receipt of email if delivered by email to Executive's personal email provided to the Company or by email to the Company at the email addresses listed below and to the Chairman of the Company's Board of Directors (an automatic "read receipt" does not constitute affirmative confirmation of receipt); (iii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iv) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98683 Attention: Senior Vice President Law wbolio@nautilus.com Facsimile: 360.859.2511
To Executive:	Aina Konold At the last address shown on the records of the Company

Executive shall be responsible for providing the Company with her current address. Either party may change its address for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten (10) business days.

18. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

19. Entire Agreement. This Agreement, including Exhibit A and the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company, including (without limitation) the offer letter between the Company and Executive dated as of November 19, 2019. This Agreement may be changed only by a written document signed by Executive and the Company's Chief Executive Officer or a member of the Board.

20. Employment Guidelines. Executive understands that while not constituting a contract, the Employer sets certain policies and standards that it expects employees to comply with as part of general expectations of employee behavior. Executive agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in an employee handbook, as such guidelines may be implemented and amended from time to time.

21. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A.) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

22. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and the Company participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

23. Headings. Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

24. Execution. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf, electronic facsimile or any electronic means shall be sufficient to demonstrate a party's assent to this Agreement.

25. Internal Revenue Code Sections 280G and 409A.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing by a national accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.

(b) Any payments or benefits shall be reduced in the following order: (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and then with respect to amounts that are. In no event shall Executive have any discretion with respect to the ordering of payment reductions. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to the Company that no Excise Tax shall be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive. For purpose of clarification and the avoidance of doubt, the Company shall have no obligation to pay or reimburse Executive for any Excise Tax that Executive may incur as a result of Section 24(a).

(c) The payments provided in this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code, and the terms of this Agreement shall be construed, administered and governed in a consistent manner. Each payment provided in this Agreement is designated a "separate payment" within the meaning of Code Section 409A.

(d) Notwithstanding anything contained herein to the contrary, if any payments or benefits provided to Executive by the Company, either per this Agreement or otherwise, are non-

qualified deferred compensation subject to, and not exempt from, Section 409A ("Subject Payments"), the following provisions shall apply to such payments and/or benefits:

(i) For payments and benefits triggered by termination of employment, reference to Executive's "termination of employment" (and corollary terms) with the Company shall be construed to refer to the Executive's "separation from service" from the Company (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) in tandem with the Executive's termination of employment with the Company.

(ii) If Executive is deemed on the date of the Executive's "separation from service" to be a "specified employee" (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the "Delayed Payments"), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive's "separation from service" and (ii) the date of Executive's death. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Company constitute a breach of the Company's obligations to Executive.

(iii) If the sixty (60)-day period following a "separation from service" begins in one calendar year and ends in a second calendar year (a "Crossover 60-Day Period") and if there are any Subject Payments due Executive that are: (i) conditioned on Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

(iv) Lump-sum severance payments shall be made, and installment severance payments initiated, within sixty (60) days following Executive's "separation from service".

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vii) Notwithstanding anything herein to the contrary, in regard to Subject Payments, the definition of Change in Control set forth herein shall not be broader than the definition of "change in control event" as set forth under Section 409A, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change in Control.

(viii) To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable

limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(ix) To the extent that any reimbursements under this Agreement are subject to the provisions of Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit.

(e) If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

26. **Acknowledgment.** Executive acknowledges that she has read and understands this Agreement, that she has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that she accepts and signs this Agreement as her own free act and in full and complete understanding of its present and future legal effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

AINA KONOLD	**NAUTILUS, INC.**
[signature]	By: [signature]
	Its: CEO
Date: 12/7/2019	Date: 12/7/2019

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Separation Agreement") is entered into on the date set forth below by and between Nautilus, Inc. ("Nautilus" or the "Company") and Aina Konold ("Executive") in order to provide the terms of Executive's separation from the Company, and to resolve all issues in connection with Executive's employment with and separation from the Company.

In consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. **Separation.** The parties agree that Executive's separation from the Company is in the mutual benefit of both parties. Executive's employment with the Company shall cease on ________________, 20_____ (the "Separation Date"). All of employee's wages and benefits (except as otherwise provided in Executive's Employment Agreement and this Separation Agreement) shall cease as of the Separation Date.

2. **Wages.** On the next regular pay day after the Separation Date, the Company shall pay Executive her wages plus up to a maximum of two (2) weeks of accrued, unused PTO, less regular withholdings, earned through the Separation Date. Executive is legally entitled to and the Company shall pay Executive these amounts regardless of whether Executive signs the Separation Agreement.

3. **Consideration and Termination Benefits.** The purpose of this Separation Agreement is to resolve all potential disputes Executive may have with the Company. Executive, therefore, confirms and agrees that other than the payments described below, no other payments are due to her. All payments described below shall be subject to usual tax and other withholdings and deductions.

As consideration for Executive's promises under the Employment Agreement and this Separation Agreement, the Company shall provide Executive with the termination payments and benefits described in Section 10 of the Employment Agreement. Following Executive's signature on this Agreement, as long as Executive does not revoke this Agreement, the Company shall provide the payments and benefits described in Section 10 of the Employment Agreement within the time period(s) set forth therein.

Executive acknowledges and agrees that neither the Company nor any of its attorneys have made any representations regarding the tax consequences of any amounts received by Executive pursuant to this Agreement. Executive agrees to pay federal, State, and local taxes, if any, that are required by law to be paid by Executive with respect to this Agreement, including any obligation for federal income tax, social security, Medicare, or otherwise.

4. **Insurance Benefits.** Subject to Executive's Employment Agreement, all Executive's benefits shall cease as of the Separation Date, except that Executive may be eligible to continue insurance coverage on a self-paid basis under COBRA.

5. Waiver and Release of Claims. Upon execution of this Agreement by the Company, and in return for the benefits conferred by this Agreement and the Employment Agreement, Executive, on behalf of herself, her marital community, her heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit, and hold harmless Nautilus, including any of Nautilus's past or present parent, subsidiaries or otherwise affiliated corporations, partnerships, or other business entities or enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, members, investors, attorneys, accountants, representatives, agents and employees (these entities/persons together with Nautilus are collectively referred to as "Associated Persons"), from any and all claims, causes of action, suits, liabilities, demands, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind, whether contractual, monetary, or non-monetary in nature, arising prior to the date of execution of this Agreement (collectively "Claims"). This release includes all Claims whether they are now known to Executive or are later discovered by Executive, suspected or unsuspected, and regardless of whether the Claims are mature or contingent, including, but not limited to, any Claims that Executive has asserted, may have asserted, or hereafter may assert against Nautilus or Associated Persons that in any manner or fashion arise prior to the date of execution of this Agreement and arise from or relate to Executive's employment with Nautilus and/or the end of her employment with Nautilus.

This release includes, but is not limited to, any Claims that Executive might have for additional compensation, including without limitation any Claims for any past, current or future compensation, fees or costs, losses, penalties or benefits. Without limitation, it applies to Claims for damages or other personal remedies that Executive might have under any federal, state and/ or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of l 964, the Post War Civil Rights Act of 1964, the Post War Civil Rights Acts (42 USC Sections 1981 1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington's Law Against Discrimination, Chapter 49.60 RCW, and Washington's Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that Executive may have as a result of filing any complaint, charge or other action before any administrative agency.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE SHE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT EMPLOYEE MAY HAVE AGAINST NAUTILUS AND ASSOCIATED PERSONS ARISING PRIOR TO THE EXECUTION OF THIS AGREEMENT.

Other than possible claims that arise after the date of execution of this Agreement, the only Claims excluded from this release are claims relating to breach or enforceability of this Agreement and her Employment Agreement, Executive's continuing right to indemnification under the Company's bylaws while employed and thereafter (as a Company Officer shall be covered by the Company's Director and Officer's insurance policy as it is then in effect), and Executive's right to file a complaint, charge or other action with a governmental agency. With regard to governmental agency complaints, however, Executive understands and agrees that she is expressly waiving any right to obtain monetary damages or any other relief that provides personal benefit resulting from the agency claim. This waiver and release is effective to the full extent the law permits Executive to release individual claims.

6. Confidentiality. Executive agrees to keep the fact of and the terms and conditions of this Agreement, including payment, strictly confidential.

Unless mandated by proper subpoena or law, Executive shall not disclose the fact of or terms and conditions of this Agreement publicly or privately in any form or forum, by way of example and not limitation, this includes in-person and telephone conversations, email messages, text messages, and social media. Notwithstanding the foregoing, Executive may disclose information regarding this Agreement to her spouse or domestic partner, and where they are strictly providing services to her personally, her attorneys, mental health counselors and tax and financial advisors. In such cases, Executive shall take reasonable precaution to ensure that such information shall be protected within the letter and spirit of this Agreement. Executive agrees to instruct any person with whom she shares the information pursuant to this Paragraph to likewise keep confidential the fact of and terms and conditions of this Agreement. If they disclose the details, Executive agrees that a court can, and should, hold Executive personally responsible for their actions, regardless of whether Executive knew about them in advance.

7. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A.) or the United States District Court for the Western District, of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

8. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, bur this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and Nautilus participated jointly in the negotiation and preparation of this Agreement, and each party has obtained the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

9. Warranty of Exclusive Capacity to Execute Agreement. The parties warrant that no other person or entity has or has had any interest in the claims or causes of action referred to in this Agreement and that they have the sole right and exclusive authority to execute this Agreement and receive the consideration specified in it. Each of the parties shall defend and indemnify the other party released, should any other person or entity claim to have an interest in the claims or counterclaims described in this Agreement. The released party retains the right to direct and monitor the defense of any such claim.

10. Representation by Counsel. The parties warrant that they are represented by separate attorneys with respect to this Agreement and all manners contained in it, that their respective attorneys have fully advised them concerning their rights with respect to its execution and effects, and that they understand the same.

11. Headings. Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

12. Execution. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf, electronic facsimile or any other electronic means shall be sufficient to demonstrate a party's assent to this Agreement.

13. Voluntary Agreement. Executive acknowledges that she has the opportunity to consult with counsel of her choice and has read and understands the entire Agreement.

By signing this Agreement, Executive shall be releasing any claims she may have against Nautilus and Associated Persons, including any claims under the Federal Age Discrimination in Employment Act. Therefore, the Parties agree that Executive has up to twenty-one (21) days to consider this Agreement before signing it and that Executive may revoke this Agreement within seven (7) days after it has been signed. Any revocation must be delivered in writing to Wayne Bolio, SVP Law & Human Resources, within the seven-day revocation period. Only after the seven-day revocation period has passed shall this Agreement become effective.

WE, THE UNDERSIGNED, HAVE COMPLETELY READ THIS SEPARATION AND RELEASE AGREEMENT AND FULLY UNDERSTAND AND VOLUNTARILY ACCEPT IT.

AINA KONOLD	**NAUTILUS, INC.**
______________________________	By: ______________________________
	Its: ______________________________
Date: ______________________________	Date: ______________________________

BUSINESS PROTECTION AGREEMENT

In consideration of an offer of employment by The Nautilus Group, Inc., a Washington corporation ("Company") and/or as a condition of continued employment by Company, Aina Konold ("Employee"), an individual resident of __________, agrees to enter into this business protection agreement ("Agreement") as follows:

1. **Work for Hire, Inventions and Assignment**.

1.1 Work for Hire/Assignment of Inventions. Employee agrees that all creative work, whether tangible or intangible, including without limitation designs, drawings, specifications, techniques, models, processes and software, prepared or originated by Employee during or within the scope of his or her employment by Company (collectively "Work"), whether or not subject to protection under federal copyright or other law constitutes Work Made for Hire, all rights to which are owned by Company. Employee further agrees that any and all ideas, inventions, discoveries, improvements, whether or not patentable, created during or within the scope of his or her employment by Company (collectively "Inventions") shall be owned by Company and hereby assigns to Company all right, title and interest, whether by way of copyright, patent, trade secret or otherwise, in such Work and Inventions. Employee represents and warrants to Company that all Work and Inventions are original, that he or she has not copied any Work or Inventions from another's work, and that the Work and/or Inventions do not infringe the rights of any third party.

1.2 List of Inventions. Employee warrants that any invention(s) that Employee created, alone or with others, before beginning work for Company, and that Employee has rights in are listed on the attached Exhibit A ("Prior Inventions"). Employee acknowledges and agrees that Company would not employ Employee if Company did not believe all information provided by Employee to Company, including without limitation the information listed on Exhibit A, to be true, accurate and complete. If Employee does not list any inventions on Exhibit A, Employee's signature on this Agreement acknowledges that Employee does not claim any Prior Inventions. In the event that Employee fails to include a Prior Invention on Exhibit A, Employee hereby grants to Company a perpetual, royalty-free, irrevocable, world-wide license to make, have made, use, modify, sell and otherwise exploit such invention(s) at Company's discretion for use in Company's business, and to license such rights to third parties.

1.3 Exceptions. Section 1.1 does not apply to any invention, discovery or improvement that Employee developed or develops during the period of time he or she is employed by Company if such invention, discovery or improvement is developed by Employee entirely on his or her own time without using Company's equipment, supplies, facilities, or trade secret information, except for those inventions that either (a) related at the time of conception or reduction to practice to Company's business, or to actual or demonstrably anticipated research or development of Company, or (b) result from any work performed by Employee for Company.

2. **Perfection of Rights, Title and Interest**. Employee agrees, without further consideration, to perform, at the request and expense of Company, all lawful acts and execute, acknowledge and deliver all instruments deemed necessary or desirable by Company to vest in

Company the entire right, title and interest in works to which the Company has rights, including without limitation all Work and Inventions, and to enable Company to properly prepare, file and prosecute applications for and obtain and defend patents, copyrights and other rights in the United States and foreign countries, as well as reissues, renewals and extensions of such rights, and to obtain and record title to such applications, so that Company shall be the sole and absolute owner thereof in any and all countries in which it may desire protection.

3. **Confidential Information**.

3.1 Definition. During the course of his or her employment by Company, Employee may have access to Company's Confidential Information, as defined below. Employee understands that the ownership and confidential status of the Confidential Information is highly important to Company, and that Company has a vital and substantial interest in (a) maintaining the confidentiality of its Confidential Information, (b) maintaining a stable work force, (c) continuing its relationships with its Business Contacts, as defined below, (d) remaining in business and (e) avoiding or minimizing any disruption of, damage or impairment to, or interference with its business. For purposes of this Agreement, "Confidential Information" shall include all information that (i) is treated by Company as confidential or proprietary; (ii) would reasonably be viewed as confidential; (iii) would reasonably be viewed as having value to a competitor of Company; or (iv) Company is under an obligation to a third party to keep confidential. Consistent with this definition, Confidential Information shall include:

> confidential, nonpublic or proprietary information concerning Company's business, customers, employees, vendors, products and services, including without limitation information concerning Company's financial affairs; methods of conducting or obtaining business; marketing plans or strategies; current or future business opportunities; current or future products; technology; licenses; software or other programs (including source code); customer or contact lists; relationships with third party companies; actual or prospective (if known to Employee) clients, customers, business partners, or investors (collectively "Business Contacts"); contract terms; reports; legal affairs; ideas; inventions; methods; processes; research; development; operations; systems; algorithms; improvements; know-how or any other information disclosed by Company or a third party under Company's authority or discovered by Employee in connection with any such disclosure, including without limitation all such information disclosed in writing, or other fixed media or disclosed in any other manner, including without limitation oral, visual, or electronic disclosure.

"Confidential Information" does not include information that is generally known to the public or is disclosed to Employee by Company without restriction.

3.2 Ownership. Employee acknowledges that all Confidential Information is the valuable and confidential property of Company. Employee acknowledges and agrees that all Confidential Information is, and shall continue to be, the exclusive and permanent property of Company, whether or not prepared in whole or in part by Employee, and

whether or not disclosed or entrusted to Employee in connection with his or her employment by Company.

3.3 Restrictions on Disclosure and Use of Confidential Information. Employee agrees to hold all Confidential Information in a fiduciary capacity, to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure, and to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information. Employee shall not, without the prior written permission of Company, directly or indirectly, either during the term of his or her employment (except as required in the normal course of the performance of his or her duties, and only for the sole benefit of Company), or at any time after his or her employment is terminated for any reason:

(a) Disclose to any person, corporation or other entity or use in his or her own or in any other person's business, any Confidential Information;

(b) Solicit Company's employees or contractors to work with other companies; or accept or solicit any work, services, goods, employment or other business from any Company Business Contact if doing so could reasonably be expected to negatively impact Company's business relationship with the Business Contact;

(c) Remove any Confidential Information from Company's premises without the prior written permission of Company; or

(d) Take advantage of any business opportunity, which because of Confidential Information obtained in the course of employment by Company he or she knows or should know Company may or is likely to consider.

Employee acknowledges and agrees that the restrictions contained in this Agreement on the use and disclosure of Confidential Information are in addition to any other restrictions that may apply under contract, statute or common law including, without limitation, trade secret, copyright, and patent.

3.4 Disclosures to Governmental Entities. If Employee becomes legally obligated to disclose Confidential Information to any governmental entity with jurisdiction over Employee, Employee will give Company prompt written notice of such obligation, sufficient to allow Company to obtain a protective order or other appropriate remedy. Employee agrees to disclose only such information as Employee is legally required to disclose, and to use his or her reasonable best efforts to obtain confidential treatment for any Confidential Information he or she is required to disclose.

3.5 Trade Secret. Employee agrees that all Confidential Information constitutes the valuable trade secret property of the Company; that Company has taken steps that are reasonable under the circumstances to maintain the confidentiality of such information; and that such information derives independent economic value from not generally being known to and by not readily being ascertainable by others. Employee further agrees that if, for any reason, a court or other body with jurisdiction to determine the trade secret status of the Confidential Information declares that any portion of the Confidential Information is not subject to protection as a trade secret, such information shall nevertheless remain subject

to the limitations on use and disclosure of Confidential Information contained in this Agreement.

3.6 No License. Employee understands that, during employment by Company, Employee may have access to information that does not meet the definition of Confidential Information, but is nevertheless protected from unauthorized use by copyright, patent, and other laws. Employee acknowledges that the fact that any such information is not Confidential Information as defined herein does not give Employee any right or license to use such information or limit the other protections available to the Company for such information under contract, statute or common law.

4. **Protection of Third Party Information**. Employee understands that he/she may have access to information submitted by or relating to third parties, including individuals, that may be protected from use, disclosure, and/or infringement by laws and regulations governing such information including copyright laws, trade secret laws and other laws and regulations and by contract with third parties. Employee shall strictly safeguard and maintain the security and privacy of any such protected information and shall adhere to any policies and procedures with respect to the safeguarding of such information as from time to time directed by the Company. Employee further understands failure to comply with these requirements may subject the Company and the Employee to liability and may be grounds for discharge.

5. **Scope of Company Protection**. Company is or expects to be a multi-national concern that conducts business throughout the world. In employment with the Company Employee has performed and/or will perform services in more than one city, county, state or country, and has gained and/or will gain access to Confidential Information that pertains not only to the specific area in which Employee lives and/or works but also to other cities, counties, states and countries in which Company does business. The parties acknowledge that due to the character of Company's business, a geographic restriction on this Agreement would not adequately protect Company's legitimate business interests. The protections stated herein are intended to protect Company to the fullest extent possible in all of the cities, counties, states, and countries in which Company does business or contemplates doing business.

6. **Additional Protections**. Employee acknowledges that his or her position with Company is such that he or she has had and/or will have access to important and sensitive information that is unique to the Company regarding the Company's business, including without limitation its strategies for designing and delivering services and/or goods, identifying markets for services and/or goods, developing and introducing services and/or goods, selecting business partners and third party products, targeting and exploiting business opportunities and pricing services and/or goods. Employee acknowledges that all such information is critical to Company's success and/or to the success of Company's affiliates, parents, partners and subsidiaries (collectively, "Company Group"), constitutes Confidential Information and/or trade secret information, and gives Company an advantage over its competitors. Employee understands that such information would be extremely valuable to a competitor of Company Group, since it would permit the competitor to anticipate and potentially pre-empt Company Group's future business plans and that such disclosure would seriously damage Company Group's business. In addition to, and not in limitation of any other restrictions set forth herein, Employee agrees that he or she will not, for a period of one (1) year after termination of employment by Company, enter into any agreement with any person or entity to provide services that would place Employee in a position in which

his or her knowledge of Confidential Information and/or trade secrets could influence his or her actions or otherwise be used for the benefit of such person(s) or entity.

7. **Disclosure of Prior Restrictions**. Company is not employing Employee to obtain any information that is the property of any previous employers or any other person or entity. Employee represents and warrants that he or she is not currently subject to any restriction that would prevent or limit Employee from carrying out his or her duties for Company. Employee agrees not to take any action on behalf of Company that would violate a prior restriction or agreement to which Employee is subject, to notify Company immediately if any such restriction or situation should arise, and to fulfill all obligations to present or former employers and others during his or her service to Company.

8. **Return of Company Property**. Upon termination of employment, or upon demand by Company, Employee agrees to promptly return to Company all Confidential Information, including all tangible and intangible work product containing or reflecting Confidential Information or any part thereof, and all other Company property in Employee's possession or control, including but not limited to: all papers, records, memoranda, notes, or other documents of any kind; all video and audio tapes; all computer software or hardware in any form, all computer tapes, disks and other magnetic media; any and all copies of any of the above; all equipment; all credit cards; all keys; and any other property or Confidential Information that belongs to Company, whether or not generated by Company. Employee understands and agrees that his or her obligations under this Agreement shall survive the termination of his or her employment, and shall inure to the benefit of any successor of Company.

9. **Non-solicitation of Employees/Contractors**.

9.1 Unless Employee receives the prior express written consent of Company, Employee shall not, during employment, or for one (1) year after termination of employment, induce or solicit, or attempt to induce or solicit, directly or indirectly, any person who is in the employment of, or is providing services to, Company, to leave or terminate such employment or business relationship.

9.2 If Employee violates Section 9.1 above, then at the sole election of Company, Company shall be entitled to seek and obtain an injunction in addition to any other remedies available under this Agreement or by law.

10. **Non-Provision of Services to Business Contacts**.

10.1 Unless Employee receives the prior, express, written consent of Company, Employee shall not, during employment, or for one (1) year after the termination of employment, solicit or accept, or attempt to solicit or accept, directly or by assisting others, any work, services, goods, or other business from any Business Contact of Company or solicit or entice any Business Contact to decrease, discontinue, terminate, cancel or revoke its contractual relationship with Company.

10.2 If Employee violates Section 10.1 above, then at the sole election of Company, Employee shall pay to Company fifty percent (50%) of the actual fees billed or billable to such Business Contact during that period of time. This remedy, if elected by Company, shall

be in addition to any other remedies provided to Company under this Agreement or by law.

11. **Extension of Obligations**. The periods in which the obligations under Sections 6, 9, and 10 remain in effect shall be extended day-for-day for any period in which Employee is in breach of this Agreement.

12. **At-Will Employment Status**. Employee acknowledges and agrees that Employee's employment with the Company is at-will. As a result, either Employee or Company may terminate the employment relationship at any time, with or without cause. Nothing in this Agreement shall alter the at-will nature of the employment relationship.

13. **Injunctive Relief**. Employee acknowledges that breach of Section 3, 6, 9 and/or 10 of this Agreement, or of any other term or provision of this Agreement with regard to Company's ownership or confidentiality rights, would irreparably injure Company, which injury could not adequately be compensated by money damages. Accordingly, Employee agrees that Company may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, without any requirement to post bond and in addition to and not in limitation of any other legal remedies.

14. **Bankruptcy**. In the event Company becomes subject to (a) an insolvency proceeding where there is a liquidation of substantially all of Company's assets; or (b) a Chapter 7 bankruptcy liquidation, then Company agrees the provisions of Sections 6, 9 and 10 shall terminate upon such liquidation.

15. **Governing Law, Jurisdiction, and Attorneys' Fees**. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington, without giving effect to its choice of law provisions. Employee agrees that the exclusive jurisdiction and venue for any dispute arising out of this Agreement shall be the state courts located in Clark County and/or King County, Washington or the federal district court for the Western District of Washington in Seattle, and Employee further consents to the jurisdiction of such courts; *provided that* Company may seek injunctive relief in another venue when Company believes such relief may not be effective unless obtained in such other venue. In any action to enforce this Agreement, including, as applicable, gaining injunctive relief, the prevailing party shall be entitled to recover, in addition to all other relief, its reasonable attorneys' fees, costs and expenses incurred in such enforcement action.

16. **Severability**. If any provision of this Agreement or portion thereof shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions and all other portions thereof shall remain in full force and effect.

17. **Entire Understanding**. This Agreement sets forth the entire understanding with respect to its subject matter and supersedes all previous agreements to which Employee is a party regarding its subject matter. No provision of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment, or modification is in writing and signed by the party against whom it is sought to be enforced. Employee hereby agrees that all Confidential Information disclosed or learned, and all Work and/or Inventions created, produced or developed, prior to the date of this Agreement shall be subject to the provisions contained herein.

NOTICE TO EMPLOYEE

This Agreement may require the transfer to Company of certain inventions and may restrict your ability to perform services in the future. You may wish to consult your legal counsel for advice concerning your rights and obligations. By executing this Agreement, Employee and Company agree to be bound its terms.

Employee	**The Nautilus Group, Inc.**
Signature: *[signature]*	By: *[signature]*
Print Name: Aina Konold	Print name and title: CEO
Date: 12/7/2019	Date: 12/7/2019

Exhibit 1 to Business Protection Agreement

List of Employee's Prior Inventions

List all inventions created prior to work with Company: